Exhibit 10.13

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October     , 2007, by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), and [NAME] (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its [TITLE] and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending October,     , 2010, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). If either the Company or Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof as hereinafter provided, or if either the Company or Executive wishes to renew this Agreement on different terms than those contained herein, it or he shall give written notice in accordance with Section 10.4 below of such intent to the other party at least sixty (60) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the Term shall refer both to the initial term and any renewal term as the context requires.

2. Duties.

2.1 Services as an Employee. The Executive, in his capacity as [TITLE], shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Company’s board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation). The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from (i) performing personal and charitable activities, (ii) delivering lectures at educational institutions or professional or corporate associations, (iii) managing personal investments and affairs, (iv) participating as an officer or director of, or advisor to, DuPont Fabros Development LLC or any other organization that is not engaged in the acquisition, development and operation of data centers, or (v) any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”), except for any action required to be taken by the Board under the first sentence of this Section 2.1 or under Sections 2.2 or 6.1. Executive’s principal place of employment shall be at the principal executive offices of the Company in Washington, D.C. or in such other location in Washington, D.C. to which the Company may from time to time relocate its principal executive offices.

2.2 Service as a Director. During the Term, and for so long after the date of Termination as the Executive beneficially owns shares of the Company’s common stock (including units of limited partnership interest in Dupont Fabros Technology, L.P. (the “Operating Partnership”)) representing 9.8% or more of the outstanding shares of common stock of the Company, calculated on a diluted basis assuming conversion into shares of common stock of the Company of all outstanding units of limited partnership interest in the Operating Partnership:

(i)	the Executive agrees to continue to serve as a director of the Company; and

(ii)	the Company agrees that the Executive shall be nominated for election as a director of the Company at each annual meeting of the Company’s stockholders or other meeting of the Company’s stockholders at which directors are elected.

Any failure by the Board to nominate the Executive for election as a director of the Company in accordance with clause (ii) above shall be deemed to be a material breach by the Company of this Agreement and shall also constitute Good Reason for the Executive to resign in accordance with Section 5.4 of this Agreement.

2.3 Additional Agreements. Simultaneously with the execution of this Agreement, the Company and the Executive shall enter into an Indemnification Agreement in substantially the form attached as Exhibit A (the “Indemnification Agreement”).

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term an annual salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum (the “Annual Salary”), payable semi-monthly and subject to regular deductions and withholdings as required by law. The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement. Under no circumstances shall the Annual Salary be reduced below the Annual Salary paid to the Executive in the immediately preceding twelve (12) month period without the Executive’s consent.

3.2 Cash Bonus. Executive may receive cash performance bonuses solely as determined by the Compensation Committee. Any such cash bonus will be paid within 2 1/2 months after the end of the calendar year to which the cash bonus relates.

3.3 Equity-Based Awards. Effective on the date the Executive begins employment, the Company shall cause the Operating Partnership to issue to the Executive, and the Executive agrees to accept from the Operating Partnership, (i) that number of LTIP Units (as defined in the Agreement of Limited Partnership of the Operating Partnership) equal to Two Million Dollars ($2,000,000) divided by the offering price of a share of common stock of the Company in the initial public offering of Company common stock, and (ii) that number of shares of Company common stock equal to One Million Dollars ($1,000,000) divided by the offering price of a share of common stock of the Company in the initial public offering of Company common stock. Such Profits Interest Units and shares of common stock shall be fully vested and free from repurchase restrictions or other risk of forfeiture as of the date of grant. In addition to the foregoing, the Board or the Compensation Committee, in its discretion, may grant equity-based awards to the Executive from time to time.

3.4 Benefits – In General. The Company will obtain for the Executive during the Term, and pay premiums on, (i) a long-term disability insurance policy and (ii) a life insurance policy under which the life of the Executive is insured for at least Three Million Dollars ($3,000,000), in each case from an insurance company reasonably acceptable to the Executive. In addition to the foregoing, the Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, medical, dental, vision and other health programs, 401(k) retirement savings plan, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5 Vacation. During the Term, the Executive shall be entitled to (i) vacation of twenty-five (25) working days per year, (ii) sick and personal leave available to other senior executives of the Company generally, and (iii) holidays recognized by the Company. The Executive’s entitlement to vacation and sick and personal leave will be subject to the Company’s accrual and carry-over rules applicable to senior executives of the Company generally.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses for payment or reimbursement in accordance with the policies applicable to senior executives of the Company generally, including, without limitation, expenses in a maximum amount of              Dollars ($[AMOUNT]) for legal services relating to the negotiation of the Executive’s employment by the Company. All amounts shall be reimbursed by the end of the calendar year after the calendar year in which the expense was incurred.

4. Termination Due to Death or Disability.

4.1 Death. In the event of Executive’s death, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination, which shall be paid within fifteen (15) days after termination;

(ii)

In lieu of any cash bonus payment under Section 3.2 for the year in which Executive dies, a Partial Year Bonus (as defined in Section 6.6), which shall be paid within 2 1/2 months after the end of the fiscal year in which termination occurred;

(iii)	All stock options, restricted stock, RSUs and other equity awards held by Executive at termination that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) months commencing on the date of termination if Executive had remained employed during such period shall become vested and exercisable or free from repurchase restrictions, as applicable, as of the date of termination;

(iv)	All other terms of such equity awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such equity awards were granted; and

(v)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at the Company’s expense, Executive’s spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under any applicable law for a period of eighteen (18) months after termination.

In addition to the foregoing, the Company shall cause the proceeds of the life insurance policy referred to in Section 3.4 to be paid to the designated beneficiary or beneficiaries thereof.

4.2 Disability. The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 6.4) of Executive. Upon termination of employment, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination, which shall be paid within fifteen (15) days after termination;

(ii)

In lieu of any cash bonus payment under Section 3.2 for the year in which Executive becomes disabled, a Partial Year Bonus (as defined in Section 6.6), which shall be paid within 2 1/2 months after the end of the fiscal year in which termination occurred;

(iii)	All stock options, restricted stock, RSUs and other equity awards held by Executive at termination that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) months commencing on the date of termination if Executive had remained employed during such period shall become vested and exercisable or free from repurchase restrictions, as applicable, as of the date of termination;

(iv)	All other terms of such equity awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such equity awards were granted; and

(v)	Disability benefits shall be payable in accordance with the Company’s plans, programs and policies;

(vi)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at the Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under any applicable law for a period of eighteen (18) months after termination; and

(vii)	The Company shall maintain for the Executive for a period of eighteen (18) months after termination, pay premiums on the long-term disability insurance policy (if required in order for the Executive to receive benefits thereunder), and pay premiums on the life insurance policy described in Section 3.4.

4.3 Other Terms of Payment Following Death or Disability. Nothing in this Section 4 shall limit the benefits payable or provided in the event Executive’s employment terminates due to death or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 4 (except in the case of any cash bonus payment under Section 3.2 for the year of termination in lieu of which a Partial Year Bonus is paid hereunder), including plans and programs adopted after the date of this Agreement.

5. Termination of Employment For Reasons Other Than Death or Disability.

5.1 Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 6.1) at any time. At the time Executive’s employment is terminated for Cause, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination, which shall be paid within fifteen (15) days after termination;

(ii)	All stock options, restricted stock, RSUs and other equity awards held by Executive at termination shall cease to vest as of the date of termination;

(iii)	All other terms of such equity awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such equity awards were granted; and

(iv)	All other rights under any other compensatory or benefit plan shall be governed by such plan.

5.2 Termination by Executive Other Than For Good Reason. Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 6.5) at any time upon at least 30 days’ written notice to the Company. An election by Executive not to extend the Term pursuant to Section 1 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the Term. At the time Executive’s employment is terminated by Executive other than for Good Reason, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to, the same compensation and rights specified in Section 5.1.

5.3 Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder without Cause upon at least 30 days’ written notice to Executive. An election by the Company not to extend the Term pursuant to Section 1 hereof shall be deemed to be a termination of employment by the Company Without Cause at the date of expiration of the Term. At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), all remaining obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination, which shall be paid within fifteen (15) days after termination;

(ii)	A single severance payment in cash in an aggregate amount equal to two times (or, if the date of termination of Executive’s employment occurs more than two (2) years after the date of the initial public offering of the Company’s common stock, one times) the sum of (i) the Annual Salary plus (ii) the average of the two highest annual cash bonus payments, if any, paid or approved for payment to Executive during the preceding three completed performance years (or, if Executive has been employed by the Company for fewer than three completed performance years or if fewer than two annual cash bonus payments have been paid or approved for payment to Executive, the highest annual cash bonus payment, if any, paid or approved for payment to Executive during the Term). The severance payment described in this paragraph shall be made within five (5) business days after the date that is six (6) months following the date of termination of Executive’s employment (or, if Executive is not a “specified employee” within the meaning of Code Section 409A at the time of such termination, within five (5) business days following the date on which Executive has executed and delivered the general release described in Section 8.5);

(iii)

In lieu of any cash bonus payment under Section 3.2 for the year in which Executive’s employment terminates, a Partial Year Bonus (as defined in Section 6.6), which shall be paid within 2 1/2 months after the end of the year in which termination occurred;

(iv)	All stock options, restricted stock, RSUs and other equity awards held by Executive at termination shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such equity awards were granted;

(v)	Any performance objectives upon which the earning of performance-based restricted stock, RSUs, other equity awards and other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(vi)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which the Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of eighteen (18) months after the date Executive’s employment terminates.

Payments and benefits under this Section 5.3 are subject to Section 5.6.

5.4 Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason upon 30 days’ written notice to the Company which notice must be given within 90 days of the occurrence of the condition that is the basis for such Good Reason; provided, however, that if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), all obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 5.3(i) – (vi) and the text following clause (vi).

If any payment or benefit under this Section 5.4 is based on Annual Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Annual Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Annual Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 5.4.

5.5 Other Terms Relating to Certain Terminations of Employment. In the event Executive’s employment terminates for any reason set forth in Section 5.1 through 5.4, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 5 (except without duplication of payments or benefits, including in the case of any cash bonus payment under Section 3.2 for the year of termination in lieu of which a Partial Year Bonus is paid hereunder). Except as otherwise provided under Section 5.6, amounts payable under this Section 5 following Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after such a termination of employment and, in any event, within 2 1/2 months after the end of the year in which employment terminates. All expenses reimbursable pursuant to Section 3.6 shall be reimbursed by the end of the calendar year after the calendar year in which the expense was incurred.

5.6 Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5.6, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code (such additional tax, together with any such interest and penalties, are hereinafter referred to as the “Additional Tax”), then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment plus interest equal to the rate provided in Section 1274(b)(2)(B) of the Code).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

6. Definitions Relating to Termination Events.

6.1 “Cause”. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	conviction of a felony (other than a violation of traffic laws) that materially interferes with Executive’s ability to perform his duties and responsibilities under this Agreement and that has a material adverse effect on the interests or reputation of the Company, and exhaustion of all appeals;

(ii)	conviction of fraud against the Company, and exhaustion of all appeals; or

(iv)	willful and continued failure to substantially perform Executive’s material duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s material duties.

No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail, and, in the case of conduct described in clause (iv) above, finding that Executive failed to remedy such conduct within the time permitted.

6.2 “Change in Control”. For purposes of this Agreement, a “Change in Control” means the following:

i.	A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii.

During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 6.2(i) hereof or Section 6.2(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)	Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6.2(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

iv.	The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

6.3 “Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)	The unpaid portion of the Annual Salary at the rate payable, in accordance with Section 3.1 hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)	Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 3.2, 3.3 and 3.4 hereof (including any earned and vested cash bonus payment under Section 3.2) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued;

(iii)	Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 3.6, in accordance the Company’s reimbursement policies as in effect at the date of such termination; and

(iv)	To the extent consistent with the Company’s policies for executives generally, compensation for vacation time accrued but unused at the date of the Executive’s termination of employment.

6.4 “Disability”. For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period, one selected by the Company or its insurance carrier and the other selected by the Executive or his legal representative. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

6.5 “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)	The assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities or authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 2 or otherwise hereunder (other than inadvertent actions which are promptly remedied), including, without limitation, the relocation of Executive’s place of employment outside Washington, D.C. or the assignment of Executive to any place of employment other than the Company’s headquarters; except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)	a material reduction by the Company in Executive’s Annual Salary; provided that any reduction in excess of five percent (5%) shall be deemed material;

(iii)	the failure of the Company to obtain a written agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement;

(iv)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement; or

(v)	following a Change in Control, Executive may elect at any time during the 12 month period following the Change in Control to treat the occurrence of the Change in Control as constituting Good Reason.

6.6 “Partial Year Bonus”. For purposes of this Agreement, a “Partial Year Bonus” is an amount equal to the cash bonus compensation that would have become payable under Section 3.2 to Executive for that year, if any target cash bonus amount had been established for that year, determined as though Executive had met the individual and objective Company annual performance criteria for the entire year to the extent that he met such criteria during the period in which Executive was employed during that year (disregarding any period of Disability during that year), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination.

7. Excise Tax-Related Provisions. In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change in Control or other change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Severance Payments”), if any of such Severance Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in Section 7(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 7, shall be equal to the Total Payments; provided, however that in the event the aggregate value of the Total Payments exceeds three times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) by an amount equal to less than five percent (5%) of the Parachute Threshold, one or more of the Total Payments shall be reduced to an aggregate amount that is two hundred ninety-nine percent (299%) of the Executive’s “base amount.” Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. For the avoidance of doubt, in no event shall the Company be required to pay to Executive any amount under this Section 7 with respect to any taxes or interest that may arise as a result of Section 409A of the Code.

(i)	For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(A)	any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (which, together with the Severance Payments, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel, public accounting firm or compensation consultant the selection of which was approved under Section 7(iv) such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(B)	the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 7(i)(A) hereof); and

(C)	the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized tax counsel, public accounting firm or compensation consultant the selection of which was approved under Section 7(iv) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(ii)

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Executive’s marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

(iii)	The payments provided for in this Section 7 shall be made not later than the thirtieth day following the date of Executive’s termination of employment; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth day after the date of Executive’s termination of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Executive shall repay such excess to the Company within fifteen (15) days after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv)	All determinations under this Section 7 shall be made at the expense of the Company by a nationally recognized tax counsel, public accounting firm or compensation consultant selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determinations shall be binding upon Executive and the Company.

8. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

8.1 Noncompetition Agreement. Simultaneously with the execution of this Agreement, Executive and the Company shall enter into a Non-Competition, Non-Solicitation and Confidentiality Agreement in substantially the form attached as Exhibit B (the “Non-Competition Agreement”).

8.2 Ownership of Work. Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Term; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

8.3 Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and to pay a mutually agreed hourly fee to Executive for any assistance provided after termination of Executive’s employment.

8.4 Non-Disparagement. Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The members of the Board, the executive officers of the Company and any personnel who are generally responsible for communications with investors and the public (including, without limitation, the Company’s public relations and investor relations personnel) shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his reputation. The Company shall be liable for any such statement, representation, communication or action by any such member of the Board, executive officer or personnel. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or such members of the Board, executive officers or personnel from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive’s or the Company’s respective rights under this Agreement.

8.5 Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 4 and 5 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute a general release in substantially the form attached hereto as Exhibit C.

8.6 Survival. The provisions of this Section 8 shall survive the termination of the Term and any termination or expiration of this Agreement.

8.7 Remedies. Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 9 the Company shall be entitled to seek an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 9. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 8, including but not limited to the recovery of damages from Executive. Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 9, that willful actions by Executive have constituted wrongdoing that results in an accounting restatement due to the material noncompliance of the Company with financial reporting requirements in any report or statement filed by the Company with the U.S. Securities and Exchange Commission, then the Company, or its successor, as appropriate, may recover all of any bonus or other incentive-based or equity based compensation received by Executive during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission, whichever first occurs, of the financial document embodying such financial reporting requirement, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Sections 5.3 or 5.4. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

9. Governing Law; Disputes; Arbitration.

9.1 Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the District of Columbia, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 8 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

9.2 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the District of Columbia by three arbitrators in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration.

Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Columbia, (ii) any of the courts of the District of Columbia, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 9; provided, however, that the party that substantially prevails in an arbitration shall be reimbursed by the other party for all reasonable costs, including reasonable attorneys’ fees and costs, incurred by such prevailing party in connection with the arbitration. Notwithstanding any provision in this Section 9, Executive shall be paid all compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

9.3 Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 9 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

9.4 LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 9.3 OR (II) THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 9.2 WOULD PROVIDE OTHERWISE.

9.5 WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 9.2, requiring arbitration of disputes hereunder.

10. Miscellaneous.

10.1 Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, but excluding existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

10.2 Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise, and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder only to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution, for estate or tax planning purposes or as specified in Section 10.3.

10.3 Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

10.4 Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, D.C. 20005

Attention: Secretary

With a copy to:

Daniel M. LeBey

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219-4074

If to Executive:

[NAME]

[ADDRESS]

With a copy to:

Thomas J. Knox, Esq.

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, VA 22102

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service (or facsimile, if the parties supply fax numbers as described in the preceding sentence), such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two business days after deposit into the mails by delivery to the U.S. Post Office.

10.5 Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

10.6 Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

10.7 No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

10.8 No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment.

10.9 Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns.

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.12 Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

10.13 Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. Notwithstanding a termination by the Company under this Section 10.13, Executive’s obligations under Section 9 shall survive such termination.

11. D&O Insurance.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of not less than six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the date of this Agreement. During the Term and for a period of not less than six years thereafter, Executive shall receive the same benefits provided to any of the Company’s officers and directors under any additional D&O insurance or similar policy, any indemnification agreement, Company policies or the Articles of Incorporation or Bylaws of the Company as in effect as of the date hereof; provided, however, that in the event that the benefits provided to any of the Company’s officers and directors under any of the foregoing documents or policies are enlarged after the date hereof, Executive shall receive such enlarged benefits.

12. Certain Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c) A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

DUPONT FABROS TECHNOLOGY, INC.

By:
Name:
Title:

[NAME]

EXHIBIT A

FORM OF INDEMNIFICATION AGREEMENT

See attached.

EXHIBIT B

FORM OF NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

See attached.

EXHIBIT C1

FORM OF RELEASE

For and in consideration of the payments and other benefits due to [NAME] (the “Executive”) pursuant to the Employment Agreement dated as of October     , 2007 (the “Employment Agreement”), by and between DuPont Fabros Technology, Inc., (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable

[1]	This release may be amended by the Company only to reflect new laws and changes in applicable laws.

pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Employment Agreement or a separate agreement entered into with the Company or afforded by the Articles of Incorporation or Bylaws of the Company or applicable law; or (iii) rights Executive may have as a shareholder, unit holder or prior member of the Operating Partnership.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. Section 9 of the Employment Agreement shall apply to this Release.

Date	[NAME]

Date	DuPont Fabros Technology, Inc.

NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of the      day of October, 2007, by and between DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), and                      (“Executive”).

Background

The Company and Executive are parties to an employment agreement, dated as of             , 2007, pursuant to which Executive is entitled to certain compensation and benefits (the “Employment Agreement”). The Employment Agreement also provides that the Company and Executive shall enter into a non-competition agreement in form and substance reasonably satisfactory to the Company. The Company now wishes to enter into this Agreement with Executive in order to establish certain restrictive covenants on the part of Executive that the Company has determined are necessary and appropriate to protect the interests of the Company and its successors during and for a reasonable period of time after termination of the employment of Executive by the Company.

In consideration of the covenants and agreements set forth in the Employment Agreement and herein, the parties hereby agree as follows:

1. Covenants Against Competition and Solicitation; Confidentiality. Executive hereby agrees as follows:

(a) Non-Competition. During (i) the period of his employment with the Company and (ii) a period of (A) two (2) years in the case of any termination of his employment with the Company occurring prior to or on the second anniversary of the date of completion of the

Company’s initial public offering (the “IPO”), or (B) one (1) year in the case of any termination of his employment with the Company occurring after the second anniversary of completion of the IPO, from and after any termination of his employment with the Company, Executive shall not, within the Restricted Area, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, directly or indirectly serve as an officer, employee, director, partner, manager or member of, or as a consultant to, any Competitor. “Competitor” means a Person that is engaged in the business of owning, acquiring, operating or developing data center buildings and leasing raised-floor computer space to tenants. “Competitor” shall not include any owner, operator and/or manager of co-location facilities, Internet business exchanges or similar facilities, or of data center facilities occupied by the owners thereof and/or their affiliates. “Restricted Area” means all territories in the United States.

(b) Non-Solicitation. During (i) the period of his employment with the Company and (ii) a period of (A) two (2) years in the case of any termination of his employment with the Company occurring prior to or on the second anniversary of the date of completion of the IPO or (B) one (1) year in the case of any termination of his employment with the Company occurring after the second anniversary of completion of the IPO, Executive shall not, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, (i) solicit any of the Company’s tenants to lease, purchase or otherwise occupy data space in the Restricted Area or encourage any of the Company’s tenants to reduce its patronage of the Company, (ii) solicit, recruit, induce for employment or hire (or assist or encourage any other person or entity to solicit, recruit or induce for employment), directly or indirectly or on behalf of himself or any other Person, any officer or non-clerical employee of the Company or any person who was an officer or non-clerical employee of the Company at any time during the final year of Executive’s employment with the Company, to work for Executive or any Person with which Executive is or intends to be affiliated, or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with the Company or any successor without the express written consent of the Company.

(c) Confidentiality. During the period of his employment with the Company and a period of five (5) years thereafter, Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the business, assets and operations of the Company and its affiliates (the “Confidential Information”); and shall not disclose such Confidential Information to anyone outside of the Company without the Company’s express written consent. Information which (i) at the time of receipt is, or thereafter becomes, publicly known through no wrongful act of Executive, (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, or (iii) was developed by Executive independently of and without reference to information obtained from the Company shall not be considered “Confidential Information.” Notwithstanding the foregoing, Executive shall not be restricted from disclosing Confidential Information to the extent required by law, court order, subpoena or other legal proceeding.

(d) Sales of Property. During the period of his employment with the Company, Executive shall not sell, assign, convey or otherwise transfer any of the property listed on Schedule A hereto to a competitor of the Company, which for purposes of this subsection (d) only, shall mean such Persons defined as such by resolution of at least 75% of the Company’s independent directors. Notwithstanding anything to the contrary contained herein, at any time after any termination of Executive’s employment with the Company for any reason whatsoever or for no reason, Executive shall not be restricted in any way from using, owning, developing, contributing, financing, selling, transferring or otherwise disposing of, for any purpose or to or with any Person, including but not limited to a Competitor, any of the property listed on Schedule A hereto.

For purposes of this Section 1, the following definitions shall apply: (A) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and (C) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government.

2. Enforceability and Severability.

(a) Executive agrees that the territorial and time limitations contained in Section 1 of this Agreement are reasonable and properly required for the adequate protection of the Company. It is the intention of Executive and the Company that this Agreement be enforced to the fullest extent. If any provision of this Agreement is deemed invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, within such more limited geographic area and for such lesser activity as such court may then or thereafter determine to be reasonable and proper under the circumstances, and Executive agrees to abide by such terms as are deemed reasonable by such court.

(b) In the event that any provision hereof is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

(c) Each party shall bear its own expenses (including attorneys’ fees) in connection with the enforcement or defense of enforcement of any of the provisions of this Agreement.

3. Remedies.

(a) Executive hereby acknowledges that the damages the Company would sustain in the event of any violation of the provisions of this Agreement are difficult or impossible to ascertain. Accordingly, Executive hereby agrees that the Company shall be entitled, in addition to any other remedy or damages available to it in the event of any such violation, to injunctive relief to restrain such violation by Executive and any person or entity acting for or with him.

4. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

5. Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

6. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

7. Governing Law; Disputes; Arbitration.

(a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the District of Columbia, without regard to conflicts of law principles.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the District of Columbia by three arbitrators in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Columbia (ii) any of the courts of the District of Columbia, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and

Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7. Notwithstanding any provision in this Section 7, Executive shall be paid compensation due and owing under the Employment Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(c) Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 7 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(d) LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 7(C) OF THIS AGREEMENT OR (II) THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 7(b) WOULD PROVIDE OTHERWISE.

(e) WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 7(b), requiring arbitration of disputes hereunder.

[Signature Page Follows]

WITNESS the following signatures.

DUPONT FABROS TECHNOLOGY, INC.

By:
Name:
Title:

[Name of Executive]

[Signature Page to Non-Competition, Non-Solicitation and Confidentiality Agreement]

Schedule A

Owned Properties

[List non-data center land owned by Executive]